Exhibit 10.2
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is dated and effective as of March29, 2013 (the “Effective Date”) between Aon Corporation, a Delaware corporation (the “Company”), and Michael J. O’Connor (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to serve and to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Employment Term; Title; Responsibilities; Outside Activities.

(a)    Employment Term; Title. The Company, through its subsidiary, Aon Services Corporation (“ASC”), has employed the Executive since February 25, 2008 as Executive Vice President and Chief Operating Officer of the Company’s Aon Risk Solutions business unit. The Company will continue to employ the Executive under the title of Executive Vice President and Chief Operating Officer of Aon Risk, the Company’s risk solutions businesses, including Aon Risk Solutions and Aon Benfield, or in a comparable senior executive capacity for an extended term (the "Term of Employment") beginning on the Effective Date and ending on March 1, 2018, unless renewed pursuant to Section 4 hereof, or terminated during the Term of Employment as fully set forth in Section 4. For purposes of this Agreement, a “comparable senior executive capacity” means a level 1A position with the Company.

(b)    Responsibilities. The Executive will report to the Group President of Aon plc (the “Group President”) or, if such title is no longer in use, the senior-most officer of Aon Risk, but it will not be a breach of this Agreement if the reporting structure is changed by the Company. The Executive will have the authority and responsibility typically held by a senior executive of a global, publicly-traded company (e.g., CHRO, CAO, COO, etc.) or such other Level 1A senior executive position. The Executive will also perform other duties on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Company’s Chief Executive Officer (“Aon’s CEO”).

(c)    Outside Activities. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Company’s General Counsel, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 5 or 7 hereof, (ii) such activities are consistent with the Aon Code of Conduct and reviewed and approved by the Company’s General Counsel, and (iii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

2. Compensation during Term of Employment.

(a)    Base Salary. During the Term of Employment, the Company will pay to the Executive a base salary at the rate of $800,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Such Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to increase (but not decrease) at the discretion of Aon’s CEO and the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which increased amount will be thereafter the Executive’s “Base Salary” for all purposes hereunder.

(b)    Annual Incentive Compensation. The Executive will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time. The Executive’s target bonus will be 100% of the Executive’s Base Salary in effect at the end of such year and the maximum bonus will be 300% of the Executive’s Base Salary. The Executive acknowledges and agrees that the annual incentive compensation awards earned hereunder will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and an Aon equity-based award, if applicable.

(c) Long-Term Incentive Compensation; Additional Award under Leadership Performance Program. The Executive will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time. Notwithstanding the foregoing, in consideration of the Executive’s agreement to enter into this Agreement and in recognition of his past service, the Company will, subject to the approval of the Organization and Compensation Committee of the Aon plc board of directors, provide the Executive with an additional award under its Leadership Performance Program for the performance period beginning January 1, 2013 and ending December 31, 2015, and the grant date value of such additional award will be $2,500,000. The additional award will be granted in addition to the regular award under such program for which the Executive is eligible, and the additional award will be subject to the terms and conditions set forth in the program document and award agreement.

(d)    Employee Benefits. During the course of employment, the Executive will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company. Nothing in this Agreement will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Agreement will restrict the right of the Company to amend, modify or terminate such programs.

(e)    Vacation Time. The Executive will be entitled to paid vacation time in accordance with usual Company policies and procedures. The Company will not pay the Executive any additional compensation for any vacation time not used by the Executive except as required by law.

(f)    Expense Reimbursement. In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for all proper expenses incurred by the Executive in the performance of his duties hereunder.

(g)    Change in Control Protection. As soon as practicable following the Effective Date, the Executive will execute an agreement accepting eligibility for the Company’s “Tier 1” change-in-control severance protection (the “CIC Agreement”), which agreement does not provide for gross-up protection for excise tax incurred by the Executive under Section 4999 of the Internal Revenue Code of 1986, as amended. The parties agree and acknowledge that such CIC Agreement will supersede the Severance Agreement entered into by the parties as of February 25, 2008, and all amendments thereto, and any other prior or contemporaneous agreement providing severance protection in the event of a change-in-control of the Company or its parent.

3.     International Assignment.

As of and prior to the Effective Date, the Executive is serving an international assignment to the Company’s parent, Aon plc, a public limited company incorporated under English law (“Parent”) pursuant to the Company’s letter to the Executive dated January 12, 2012 (the “International Assignment Letter”). Pursuant to the International Assignment Letter, the Executive is entitled to additional compensation and protections related to his temporary relocation. The parties do not intend for this Agreement to supersede or modify in any way the International Assignment Letter.

4.    Renewal; Termination.

(a)    Renewal. This Agreement may be renewed upon (i) the issuance by the Company of a notice of renewal ("Notice of Renewal") to the Executive at least six (6) months prior to the end date of the Term of Employment or any renewal period thereof and (ii) the written acceptance of the Notice of Renewal by the Executive within (60) days thereafter.

(b)    Termination.

(i) Death or Disability. This Agreement will be terminated immediately upon the death or total disability of the Executive (as defined under the Aon Long Term Disability Plan or its successor plan) or in the event that the Executive becomes otherwise disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities for one hundred eighty (180) consecutive calendar days.

(ii)    Without Cause or for Good Reason. This Agreement may be terminated by the Company without cause on no less than three hundred sixty-five (365) days advance notice by the Company or by the Executive without cause on no less than forty-five (45) days, but no more than 365 days, advance notice to the Company or by the Executive for Good Reason. The notice from either party will specify the effective date of the Executive’s employment termination (the “Termination Date”). If terminated without cause by the Company or for Good Reason by the Executive, the Company will pay a lump sum cash payment to the Executive equal to all accrued but unpaid Base Salary and benefits as of the date such notice of termination is delivered (the “Notice Date”). In addition, if this Agreement is terminated without cause by the Company or for Good Reason by the Executive, so long as the Executive continues to abide by the provisions of Sections 5(b), 5(c) and 7 herein and further provided that the Executive signs and returns an agreement containing a release of claims in a form typically used by or otherwise acceptable to the Company within the period of time set forth therein (without revoking it, if applicable), the Company will continue to pay to the Executive an amount equal to the Base Salary as and when it would be paid to its executives generally through the Termination Date. On the Termination Date, the Company will provide the Executive with a lump sum cash payment equal to the Executive’s annual Base Salary as of the Notice Date.

As used herein, “Good Reason” will mean any of the following which remains uncured by the Company for twenty (20) days after the Notice Date: (a) a substantial adverse alteration in the then-current responsibilities of the Executive; (b) any material breach of this Agreement by the Company, including any purported termination of the Executive’s employment which breaches this Agreement; or (c) the failure of the Company to obtain from any successor an express written and unconditional assumption of the Company’s obligations under this Agreement.

Notwithstanding anything to the contrary in this Section 4(b)(ii), the Company may require the Executive to leave Company premises immediately on the Notice Date. Such a requirement will not relieve the Company of its obligations herein, including its obligation to continue Base Salary and benefits through the Termination Date.

In the event the Executive terminates this Agreement without cause or Good Reason, the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iii)    For Cause. The Company may at any time during the initial Term of Employment and during any renewals thereof, terminate this Agreement for “cause”, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination. For the purposes of this Agreement, “cause” will mean the Executive’s: (A) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Executive; (C) material violation of the Company’s written policies and procedures including, but not limited to, the Aon Code of Business Conduct; (D) material non‑compliance with the terms of this Agreement, including but not limited to Sections 5 and 7; or (E) admission or conviction of, or a plea of nolo contendere, to a felony or any crime involving moral turpitude or misrepresentation.

In the event of a termination for “cause,” the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iv) As of the effective date of termination, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company, the Parent and their subsidiaries and affiliates.

(v) Upon the effective date of termination, or other expiration of this Agreement, the obligations of the parties under this Agreement, other than the Executive’s obligations under Sections 4(c), 5, 6, 7, and 9(e) and the Company’s obligations under Sections 2(b) and 4(b), will cease; provided further that any other provision which contemplates performance or observance by either or both parties subsequent to any termination of this Agreement will survive any termination of this Agreement and continue in full force and effect.

(vi) Any agreement herein by the Company to continue to pay Base Salary or any other benefits after the termination of employment will be reduced by any benefits provided by the Aon Severance Plan.

(vii) For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(c)    The Executive agrees that, prior to the commencement of any new employment in the insurance brokerage, reinsurance brokerage or human capital consulting business, the Executive will furnish the prospective new employer with a copy of this Agreement. The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of this Agreement and furnish the prospective new employer with a copy of this Agreement.

5. Noncompetition; Nonsolicitation.

(a)    General. The Executive acknowledges that in the course of his employment with the Company, and any predecessor company or affiliated company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company, the Parent and their subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)    Noncompetition. The Executive hereby covenants and agrees that, except with the prior written consent of the Company, the Executive (on the Executive’s own behalf or on behalf of any other person or entity) will not, during the course of employment and for two (2) years after the end of employment, directly or indirectly, call upon, solicit, accept, engage in, service or perform, other than on behalf of the Company, any business of the same type or kind as the business performed by the Company from or with respect to (i) clients of the Company with respect to whom the Executive provided services, either alone or with others, or had a business relationship, or on whose account he worked or became familiar, or supervised directly or indirectly the servicing activities related to such clients, during the twenty-four (24) months prior to the termination of the Executive’s employment with the Company and, further provided, such clients were clients of the Company either on the date of termination of the Executive’s employment with the Company or within twelve (12) months prior to such termination and (ii) prospective clients of the Company which the Executive alone, in combination with others, or in a supervisory capacity, solicited during the six (6) months prior to the end of employment and to which a proposal for services was rendered by the Company during the six (6) months prior to the end of the Employee’s employment with the Company. “Client” means any person or entity listed on the books of the Company as such.

The Executive acknowledges that there is no general geographical restriction contained in the preceding paragraph because the restriction applies only to the specified clients of the Company. Nothing in this Agreement will prohibit the Executive from obtaining a livelihood for himself or his family. The intent of the parties is that the Executive’s restrictive covenant is limited only to those clients as above specified.

(c)    Nonsolicitation. The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his employment with the Company for any purpose whatsoever.

(d)    Exceptions. Nothing in this Section 5 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)    Reformation. If, at any time of enforcement of this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement will not authorize a court to increase or broaden any of the restrictions in this Section 5.

(f)     Consideration; Breach. The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 4 hereof will be made and provided in consideration of the Executive’s agreements contained in Section 5 hereof. In the event that the Company determines that the Executive has committed a material breach of any provision of Section 5 hereof, on written notice to the Executive setting forth the basis for such determination, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 4 hereof and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company will be obligated to make such payments in a timely manner.

6. Company's Right to Injunctive Relief.

The Executive acknowledges that the Executive's services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Section 5 and 7 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of this Agreement by the Executive.

7. Trade Secrets and Confidential Information; Inventions.

(a)    Trade Secrets and Confidential Information. The Executive acknowledges that the Company's business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the business of the Company requires that this information remain proprietary to the Company.

The Executive will not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company or Parent of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during his employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision). Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access. All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company or Aon Group will be and remain the sole property of the Company during and after the end of employment.

Upon termination of employment, the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive's possession or control.

(b)    Inventions. The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Term of Employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates, parent companies, or subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

8. Mergers and Consolidations; Assignability.

The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns so long as any assignee, successor or transferee of the Company has provided an express written and unconditional assumption of the Company’s obligations under this Agreement. This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive's legal representatives to the extent required to effectuate its terms.

9. Miscellaneous.

(a)    Integration; Amendment; Counterparts. Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement. Notwithstanding the foregoing, the Company’s letter to the Executive dated January 12, 2012 regarding the Executive’s international assignment shall survive the Effective Date hereof and is not hereby modified or superseded.

This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement.

This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

(b)    Waiver. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.

(c)    Captions. The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision will govern.

(d)    Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.

(e)    Agreement To Be Available In Future Proceedings. During the period of employment, and after employment termination (and subject to the Executive’s then-current employment obligations), the Executive agrees, subject to the advice of legal counsel, to voluntarily make himself available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter. Subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection. Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year. Additionally, any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable for any reason, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)    Notice. All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Company. If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive's then current residence address as shown on the Company's records, or to such other address as the Executive directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

(h)    Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(i)    Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid. Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment. In addition, the disability benefits and severance payments will be treated as a series of separate payments.

Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.
The provisions of this Agreement will be construed in a manner in favor of complying with any applicable requirements of Code Section 409A to avoid taxation under Code Section 409A. If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company will modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without material diminution in the value of the payments or benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Gregory Besio
Its: Executive Vice President and Chief Human Resources Officer

I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Michael J. O'Connor
Michael J. O'Connor